As filed with the Securities and Exchange Commission on June 23, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gramercy Property Trust Inc.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation or organization)

06-1722127

(I.R.S. Employer Identification No.)

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2015 Equity Incentive Plan
(Full title of the plan)

Edward J. Matey Jr.

General Counsel, Secretary and Executive Vice President

Gramercy Property Trust Inc.

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.001 par value per share	3,200,000	$25.74	$82,368,000	$9,571.16

(1)	Represents the maximum number of shares of the registrant’s common stock issuable under the 2015 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the 2015 Equity Incentive Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Established solely for purposes of determining the registration fee pursuant to provisions of Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, by averaging the high and low sale prices of the registrant’s common stock as reported by the New York Stock Exchange on June 19, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Gramercy Property Trust Inc. (the “Registrant” or the “Company”) with the Commission are incorporated by reference into this registration statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 9, 2015;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 7, 2015;

(3) The Registrant’s Current Reports on Form 8-K filed with the SEC on June 13, 2014 (as amended by Form 8-K/A filed with the SEC on August 22, 2014), January 27, 2015, February 27, 2015, March 11, 2015 (as amended by Form 8-K/A filed with the SEC on May 21, 2015), March 20, 2015, April 7, 2015, April 14, 2015, May 29, 2015 and June 11, 2015 (as amended by Form 8-K/A filed with the SEC on June 23, 2015);

(4) The information included in Part III of the Registrant’s Annual Report on Form 10-K/A filed with the SEC on April 30, 2015; and

(5) The description of the Registrant’s shares of common stock, par value $0.001 per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 21, 2004, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts. The consolidated financial statements of Gramercy Property Trust Inc. appearing in Gramercy Property Trust Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein, and the effectiveness of Gramercy Property Trust Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of revenues and certain expenses of GPT GIG BOA Portfolio Holdings LLC, appearing in Gramercy Property Trust Inc.’s Current Report (Form 8-K/A) for the year ended December 31, 2013 and for the period from August 12, 2012 (inception) through December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated statements of revenues and certain expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Dividend Capital Portfolio for the year ended December 31, 2014 incorporated by reference in Gramercy Property Trust Inc.'s Current Report (Form 8-K/A) for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation or its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes our company to obligate itself, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (a) any individual who is a present or former director or officer of our company and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. We may, with the approval of our Board, provide such indemnification and advance for expenses to a person who served a predecessor of our company in any of the capacities described in (a) or (b) above and to any employee or agent of our company or a predecessor of our company. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws includes expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present or former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our bylaws and pursuant to employment agreements with certain of our executive officers, we have certain Indemnification Obligations. The Indemnification Obligations require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the Indemnification Obligations, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the Indemnification Obligations, and may cover our directors and executive officers under our directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Gramercy Property Trust Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 23, 2015.

GRAMERCY PROPERTY TRUST INC.

By:	/s/ Jon W. Clark
Jon W. Clark
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jon W. Clark and Edward J. Matey Jr., with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gordon F. DuGan	Chief Executive Officer	June 23, 2015
Gordon F. DuGan	(Principal Executive Officer)

/s/ Jon W. Clark	Chief Financial Officer	June 23, 2015
Jon W. Clark	(Principal Financial and Accounting Officer)

/s/ Allan J. Baum	Chairman of the Board	June 23, 2015
Allan J. Baum

Director
Thomas D. Eckert

/s/ Gregory F. Hughes	Director	June 23, 2015
Gregory F. Hughes

/s/ Jeffrey E. Kelter	Director	June 23, 2015
Jeffrey E. Kelter

/s/ Charles S. Laven	Director	June 23, 2015
Charles S. Laven

/s/ William H. Lenehan	Director	June 23, 2015
William H. Lenehan

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of the Company, incorporated by reference to the Company’s Registration Statement on Form S-11 (No. 333-114673), filed with the SEC on July 26, 2004.

4.2	Articles Supplementary designating the 8.125% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.001 per share, dated April 18, 2007, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2007.

4.3	Articles Supplementary designating the Class B-1 non-voting common stock of Gramercy Property Trust Inc., par value $0.001 per share, and Class B-2 non-voting common stock of Gramercy Property Trust Inc., par value $0.001 per share, incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 8, 2013.

4.4	Articles of Amendment to the Articles of Amendment and Restatement of the Company, dated as of April 12, 2013, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2013.

4.5	Articles Supplementary Reclassifying 2,000,000 shares of Class B-1 non-voting common stock and 2,000,000 shares of Class B-2 non-voting common stock into shares of common stock, dated December 10, 2013, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2013.

4.6	Articles Supplementary Reclassifying 50,000,000 shares of Excess Stock, par value $0.001 per share, into shares of common stock, par value $0.001 per share, dated May 6, 2014, incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 9, 2014.

4.7	Articles of Amendment to the Articles of Incorporation of the Company, increasing the number of authorized shares of common stock from 150,000 shares to 200,000 shares, dated June 26, 2014, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on July 1, 2014.

4.8	Articles Supplementary Classifying and Designating 3,500,000 shares of preferred stock as a new series of Preferred Stock, the 7.125% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share, dated August 14, 2014, incorporated by reference to the Company’s Current Report on Form 8-K, filed with SEC on August 15, 2014.

4.9	Articles Supplementary Reclassifying 20,000,000 shares of Excess Stock, par value $0.001 per share, into shares of common stock, par value $0.001 per share, dated December 9, 2014, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 9, 2014.

4.10	Articles of Amendment to the Articles of Incorporation of the Company, increasing the number of authorized shares of common stock from 220,000,000 shares to 400,000,000 shares, dated February 26, 2015, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 27, 2015.

4.12	Articles of Amendment to the Articles of Incorporation of the Company, converting every four issued and outstanding shares of Common Stock, par value $0.001 per share, into one issued and outstanding share of Common Stock, par value $0.004 per share, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on March 20, 2015.

4.13	Articles of Amendment to the Articles of Incorporation of the Company, decreasing the par value of every share of Common Stock from $0.004 per share to $0.001 per share, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on March 20, 2015.

4.14	Form of specimen stock certificate representing the common stock of the Company, par value $0.001 per share, incorporated by reference to the Company’s Quarterly Report on form 10-Q, filed with the SEC on May 7, 2015.

4.15	Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on March 20, 2015

5.1	Opinion of Venable LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (included on signature pages hereto).

99.1	Gramercy Property Trust’s 2015 Equity Incentive Plan.